Exhibit 10.15

2018 Management Incentive Plan (MIP)

I.	Purpose

The 2018 MIP is designed to provide an incentive for key members of the MiMedx Group, Inc. (“MiMedx” or “Company”) management team to exceed the 2018 Business Plan and reward those management team members with deserving performance. The MiMedx Board of Directors (the “Board of Directors”) has complete authority to interpret the 2018 MIP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the 2018 MIP (to the extent not inconsistent with Section 162(m) of the Code for payments to Covered Employees). The portion of this 2018 MIP applicable to Covered Employees (as defined by Section 162(m) of the Internal Revenue Code) has been approved by the Board of Directors pursuant to the MiMedx 2016 Equity and Cash Incentive Plan.

The goals of the 2018 MIP are:

1.	To increase shareholder value.

2.	To achieve and exceed the MiMedx 2018 Business Plan.

3.	To reward key individuals for demonstrated performance that is sustained throughout the year.

4.	To enhance the Company’s ability to be competitive in the marketplace for executive talent, and to attract, retain and motivate a high-performing and high-potential management team.

II.	MIP Program Period

This program is in effect from January 1, 2018 through December 31, 2018. The program is subject to adjustment by the Company at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants. No such adjustment may be made if it causes payments to Covered Employees to no longer qualify as qualified performance-based compensation under Section 162(m) of the Code.

III.	MIP Participation and Eligibility

Participation and eligibility is determined by the Board of Directors with the Compensation Committee, as defined herein, approving the eligibility of Covered Employees. No individual is automatically included in the 2018 MIP. Only those individuals approved by the Board of Directors and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

2018 MiMedx MIP

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force: Incentives are only earned by employees who are in good standing and employed on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment, regardless of the reason for termination of employment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2018.

Existing Participants: Participants who transfer during the period January 1, 2018, through December 31, 2018, from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days, but 120 or lesser cumulative days, during the year will receive a prorated portion of their earned Base Bonus. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

Covered Employees: The Compensation Committee shall retain discretion to name as a participant any otherwise-eligible Covered Employee hired or promoted after the commencement of the Plan.

IV.	MIP Administration

The Board of Directors has the discretion, subject to the provisions of the 2018 MIP, to make or to select the manner of making all determinations with respect to the 2018 MIP to the extent not inconsistent with Section 162(m) for Covered Employees. The Board of Directors has delegated the administration of the MIP to the Compensation Committee of the Board of Directors (the “Compensation Committee”), who in turn, will approve and subsequently make recommendations to the Board of Directors for final approval of all determinations with respect to the MIP. As delegated by the Board of Directors, the Compensation Committee shall have full authority to formulate adjustments and make interpretations under the 2018 MIP as it deems appropriate. As delegated, the Compensation Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the 2018 MIP. As delegated, the bonus amounts calculated under the 2018 MIP shall be paid only upon the Compensation Committee’s determination, in its sole discretion, that the participant is entitled to them. All matters of delegation of the 2018 MIP will be approved by the Compensation Committee prior to its recommendation to the Board of Directors for final approval. The Compensation Committee shall be comprised at all times solely of two or more directors who are “outside directors” within the meaning of Section 162(m) of the Code.

2018 MiMedx MIP

The Board of Directors may change the plan from time to time in any respect except as otherwise set forth herein. All decisions made on behalf of the Company by the Board of Directors or the Compensation Committee relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the Board of Directors in its sole discretion after approval by the Compensation Committee.

V.	MIP Incentive Determination and Payment

The 2018 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2018, are eligible for a full year’s participation, not subject to proration if employed for the entire year, in accordance with the provisions hereof. All incentives earned under the MIP will be measured and paid annually.

VI.	MIP Participants

The 2018 MIP participants include the Chief Executive Officer (the “CEO”), plus the direct reports to the CEO and Chief Operating Officer (the “COO”).

VII.	MIP Method of Calculation

Each participant’s incentive will be calculated based on the achievement of financial targets. Base bonus for all MIP participants is divided into two financial components. 33.33% of the base bonus is allocated to 2018 Consolidated MiMedx Revenue performance (“Revenue”); 33.33% is allocated to 2018 Consolidated MiMedx Earnings Before Interest, Taxes, Depreciation, Amortization, and Share Based Compensation Expense performance (“Adjusted EBITDA”); and 33.33 is allocated to Individual Objectives.

The financial thresholds for 2018 Revenue and 2018 Adjusted EBITDA indicate the level of respective performance where partial payouts commence. Increased partial payouts are indicated for respective 2018 Revenue and 2018 Adjusted EBITDA performance above the financial threshold and below the financial target. The respective 2018 Revenue and 2018 Adjusted EBITDA targets indicate the point at which the respective target base bonuses are earned. Each partial level of payout and target base bonus payout for Revenue and Adjusted EBITDA is determined independent of the other.

All performance measures and/or metrics/goals will be established in writing and approved by the Compensation Committee and the Board of Directors no later than the earlier of (i) ninety (90) days following the start of the fiscal year to which they relate and (ii) before the lapse of twenty-five percent (25%) of the period to which they relate. All performance measures and/or metrics/goals must be uncertain of achievement at the time they are established, and the achievement of the performance measures and/or metrics/goals must be determinable by a third party with knowledge of the relevant facts.

Following the end of the Program Period, management will provide documentation to the Compensation Committee confirming the degree of achievement of all performance measures and/or metrics and performance goals pertaining to the 2018 MIP. The Compensation Committee

2018 MiMedx MIP

will review the documentation from management, and following its review, the Compensation Committee will certify, in writing, the achievement of such performance measures and/or metrics/goals prior to the approval of the Compensation Committee and its subsequent recommendation to the Board of Directors for final approval and payment in accordance with such achievement.

EBITDA Performance

MiMedx Adjusted EBITDA performance has six designated levels at which specific portions of the EBITDA component (up to 100% of the Adjusted EBITDA target) are funded for payout. The Adjusted EBITDA threshold is the gatekeeper for the Adjusted EBITDA component. If Adjusted EBITDA performance is unfavorable to the Adjusted EBITDA Threshold, no payout for Adjusted EBITDA performance can be made. If Adjusted EBITDA performance is favorable to the Adjusted EBITDA Threshold, and the Adjusted EBITDA component is paid out independent of and in addition to the Revenue component in accordance with the terms set forth below. Adjusted EBITDA performance is measured before accrual and payout of bonus expense. In the table set forth below, the six designated levels of Adjusted EBITDA performance are before accrual and payout of bonus expense.

Revenue Performance

The Revenue performance has 6 designated levels at which specific portions of the Revenue component (up to 100% of the Revenue target) are funded for payout. The Revenue performance also has an additional 6 designated levels (levels 7 through 12 in the Revenue Performance table below) above 100% of the Revenue target at which an excess bonus is funded for payout. The Revenue threshold is the gatekeeper for the Revenue component. If Revenue performance is unfavorable to the Revenue Threshold, no payout for Revenue performance can be made. If Revenue performance is favorable to the Revenue Threshold, the Revenue component is paid out independent of and in addition to the Adjusted EBITDA component in accordance with the terms set forth below.

Revenue Performance Excess Bonus

If Revenue performance is greater than 100% of the Revenue Target (Level 6 in the Revenue Performance table below), the participant may earn an excess bonus. The excess bonus is earned for each level of designated revenue performance at the excess percentage of the Revenue component plus the same excess percentage of the earned EBITDA component (levels 7 through 12 in the Revenue performance table below). Including the excess bonus, the total bonus cannot exceed two (2) times a participant’s Base Bonus amount.

A table summary of the MIP calculations is as follows:

Adjusted EBITDA Performance and Portions of EBITDA Component Funded

•	Adjusted EBITDA < $71,399,999 (Level 1) = no incentive earned for any MIP component

•	Adjusted EBITDA at $71,400,000 (Level 1) = 10% of Adjusted EBITDA target bonus (plus earned Revenue)

•	Adjusted EBITDA at $79,600,000 (Level 2) = 25% of Adjusted EBITDA target bonus (plus earned Revenue)

•	Adjusted EBITDA at $86,700,000 (Level 3) = 50% of Adjusted EBITDA target bonus (plus earned Revenue)

•	Adjusted EBITDA at $92,800,000 (Level 4) = 75% of Adjusted EBITDA target bonus (plus earned Revenue)

2018 MiMedx MIP

•	Adjusted EBITDA at $97,900,000 (Level 5) = 90% of Adjusted EBITDA target bonus (plus earned Revenue)

•	Adjusted EBITDA at $102,000,000 (Level 6) = 100% of Adjusted EBITDA target bonus (plus earned Revenue)

•	Adjusted EBITDA >$102,000,000 ( Level 6) = 100% of Adjusted EBITDA target bonus (plus earned Revenue)

•	For Adjusted EBITDA performance greater that the Adjusted EBITDA target, an Excess Bonus may only be funded based upon Revenue performance greater than 100% of revenue target as described below.

Revenue Performance and Portions of Revenue Component Funded

•	Revenue < $336,999,999 (Level 1) = no incentive earned for Revenue component.

•	Revenue at $337,000,000 (Level 1) = 15% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $360,000,000 (Level 2) = 40% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $367,700,000 (Level 3) = 60% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $375,300,000 (Level 4) = 80% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $379,200,000 (Level 5) = 90% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $383,000,000 (Level 6) = 100% of Revenue target bonus (plus earned Adjusted EBITDA)

•	Revenue at $386,800,000 (Level 7) = 110% of Revenue target bonus and 110% of earned Adjusted EBITDA

•	Revenue at $390,700,000 (Level 8) = 120% of Revenue target bonus and 120% of earned Adjusted EBITDA

•	Revenue at $394,500,000 (Level 9) = 140% of Revenue target bonus and 140% of earned Adjusted EBITDA

•	Revenue at $398,300,000 (Level 10) = 160% of Revenue target bonus and 160% of earned Adjusted EBITDA

•	Revenue at $402,200,000 (Level 11) = 180% of Revenue target bonus and 180% of earned Adjusted EBITDA

•	Revenue at $410,000,000 (Level 12) = 200% of Revenue target bonus and 200% of earned Adjusted EBITDA

•	The maximum MIP amount is limited to two (2) times the participant’s Base Bonus.

The Compensation Committee shall adjust the performance measures and/or metrics/goals as the Compensation Committee in its sole discretion may determine is appropriate in the event of unbudgeted acquisitions or divestitures or other unexpected fundamental changes in the business, any business unit or any product to fairly and equitably determine the bonus amounts and to prevent any inappropriate enlargement or dilution of the bonus amounts. In that respect, the performance measures and/or metrics/goals may be adjusted to reflect, by way of example and not of limitation, (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition

2018 MiMedx MIP

and results of operations appearing in the Annual Report on Form 10-K for the applicable year, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect any bonus amounts, the intent is that the adjustments shall be in a form that allows the bonuses payable to Covered Employees to continue to meet the requirements of Section 162(m) of the Code for deductibility to the extent intended to constitute qualified performance-based compensation.

Notwithstanding any other provision of the 2018 MIP, in no event may any bonuses payable to Covered Employees under the 2018 MIP exceed the maximum amounts payable based on achievement of Adjusted EBITDA and Revenue for 2018 (subject to any other limits set forth in the 2018 MIP).

VIII.	Maximum MIP Payment Amounts

The maximum potential amount to be earned by a participant is two (2) times the participant’s Base Bonus Amount. The determining annual base salary in the earned payout calculation is the annual base salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another. In all cases, the maximum earned payout for the 2018 MIP for any one individual participant cannot exceed $1,100,000.

IX.	Payment of Earned MIP Amounts

Amounts earned by participants will be paid following the Board of Directors meeting in late February or early March, and such payment date shall be paid typically between February 15, 2019 and March 15, 2019, unless the participant is subject to the internal investigation being conducted by the Audit Committee of the Board of Directors, in which case such payment shall be made a reasonable time following the conclusion of such investigation.

X.	Exemption from 409A

This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, MiMedx shall be liable to any participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any bonus to be made under this Plan is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. The bonuses under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

XI.	MIP Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

2018 MiMedx MIP

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings. To the extent required by law, the Company shall withhold from all payments made hereunder any amount required to be withheld by Federal and state or local government or other applicable laws. Each participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any payment under the 2018 MIP or participation’s participation in the 2018 MIP.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owed to the Company.